Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158169

EXPLANATORY NOTE

This filing under Rule 424(b)(5) is being made solely to correct the information appearing under the caption “Calculation of Registration Fee” included in the prior filing under Rule 424(b)(5) made on February 1, 2012 (SEC Accession No. 0001047469-12-000541) and to replace such information with the information appearing below under “Calculation of Registration Fee.”  This filing does not amend, modify or alter such prior filing in any other respect.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To be Registered		Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, par value $0.01 per share	14,950,000	(1)	$25.00	$373,750,000	$42,831.75
Common Stock, par value $0.01 per share	20,569,705	(3)

(1)          Includes 1,950,000 shares of 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock, par value $0.01 per share, which may be purchased by the underwriters upon the exercise of the underwriters’ overallotment option.

(2)          Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933. (Previously Paid)

(3)          Represents the maximum number of shares of common stock initially issuable upon conversion of the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock based on the share cap, as described in the prospectus supplement, and assuming the full exercise of the underwriters’ over-allotment option. In accordance with Rule 416 under the Securities Act of 1933, also includes an indeterminate number of additional shares of the registrant’s common stock that may, pursuant to anti-dilution adjustments, be issuable upon conversion of the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock in the event of stock splits, stock dividends or similar transactions involving the common stock of the registrant. Pursuant to Rule 457(i) under the Securities Act of 1933, there is no filing fee payable with respect to the shares of common stock issuable upon conversion of the 6.625% Monthly Income Class F Cumulative Redeemable Preferred Stock because no additional consideration will be received in connection with any conversion.